Exhibit 4.2

DRAGANFLY INC.

sHARE COMPENSATION PLAN

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions: For purposes of the Plan, unless the context requires otherwise, the following words and terms shall have the following meanings:

(a)	“1933 Act” means the United States Securities Act of 1933, as amended;

(b)	“Account” has the meaning attributed to that term in section 4.8;

(c)	“Administrators” means the Board or such other persons as may be designated by the Board from time to time;

(d)	“Affiliate” has the meaning attributed to that term in the Securities Act (British Columbia);

(e)	“Associate” has the meaning attributed to that term in the Securities Act (British Columbia);

(f)	“Award Date” means the date or dates on which an award of Restricted Share Units is made to a Participant in accordance with section 4.1;

(g)	“Blackout Period” means the period during which designated directors, officers and employees of the Corporation cannot trade the Common Shares pursuant to the Corporation’s policy respecting restrictions on directors’, officers’ and employee trading which is in effect at that time (which, for greater certainty, does not include the period during which a cease trade order is in effect to which the Corporation or in respect of an insider, that insider is subject);

(h)	“Board” means the board of directors of the Corporation from time to time;

(i)	“Business Day” means each day other than a Saturday, Sunday or statutory holiday in Vancouver, British Columbia, Canada;

(j)	“Change of Control” means:

(i)	the acceptance of an Offer by a sufficient number of holders of voting shares in the capital of the Corporation to constitute the offeror, together with persons acting jointly or in concert with the offeror, a shareholder of the Corporation being entitled to exercise more than 50% of the voting rights attaching to the outstanding voting shares in the capital of the Corporation (provided that prior to the Offer, the offeror was not entitled to exercise more than 50% of the voting rights attaching to the outstanding voting shares in the capital of the Corporation),

(ii)	the completion of a consolidation, merger or amalgamation of the Corporation with or into any other corporation whereby the voting shareholders of the Corporation immediately prior to the consolidation, merger or amalgamation receive less than 50% of the voting rights attaching to the outstanding voting shares of the consolidated, merged or amalgamated corporation or any parent entity, or

(iii)	the completion of a sale whereby all or substantially all of the Corporation’s undertakings and assets become the property of any other entity and the voting shareholders of the Corporation immediately prior to that sale hold less than 50% of the voting rights attaching to the outstanding voting securities of that other entity immediately following that sale;

Notwithstanding the foregoing, if it is determined that an award hereunder with respect to a U.S. Participant is subject to the requirements of Section 409A of the Code and payable upon a Change of Control, the Corporation will not be deemed to have undergone a Change of Control unless the Corporation is deemed to have undergone a “change in control event” pursuant to the definition of such term in Section 409A of the Code to the extent required for the award to comply with Section 409A of the Code;

(k)	“Code” means the U.S. Internal Revenue Code of 1986, as amended, and includes the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder;

(l)	“Common Shares” means the common shares of the Corporation;

(m)	“Consultant” means an individual (other than an employee or a director of the Corporation) or company that:

(A)	is engaged to provide on an ongoing bona fide basis, consulting, technical, management or other services to the Corporation or to an Affiliate of the Corporation, other than services provided in relation to an offer or sale of securities of the Corporation in a capital-raising transaction, or services that promote or maintain a market for the Corporation’s securities;

(B)	provides the services under a written contract between the Corporation or the Affiliate and the individual or the company, as the case may be;

(C)	in the reasonable opinion of the Corporation, spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or an Affiliate of the Corporation; and

(D)	has a relationship with the Corporation or an Affiliate of the Corporation that enables the individual to be knowledgeable about the business and affairs of the Corporation;

(n)	“Corporation” means Draganfly Inc., a corporation existing under the Business Corporations Act (British Columbia) and the successors thereof;

(o)	“Effective Date” means August 19, 2019;

(p)	“Eligible Person” means:

(i)	any officer or employee of the Corporation and/or any officer or employee of any Subsidiary of the Corporation and any director of the Corporation and/or any director of any Subsidiary of the Corporation; and

(ii)	a Consultant;

(q)	“Event of Termination” means an event whereby a Participant ceases to be an Eligible Person and shall be deemed to have occurred by the giving of any notice of termination of employment or service (whether voluntary or involuntary and whether with or without cause), retirement, or any cessation of employment or service for any reason whatsoever, including disability or death;

(r)	“Exchange” means the Canadian Stock Exchange or any other stock exchange or quotation system where the Common Shares are listed on or through which the Common Shares are listed or quoted;

(s)	“Grant Date” means the date on which a grant of Options is made to a Participant in accordance with section 5.1;

(t)	“insider” has the meaning attributed to that term in the Securities Act (British Columbia);

(u)	“Insider Participant” means a Participant who is (i) an insider of the Corporation or any of its Subsidiaries, and (ii) an associate of any person who is an insider by virtue of (i);

(v)	“Investor Relations Activities” means any activities, by or on behalf of the Corporation or shareholder of the Corporation, that promote or reasonably could be expected to promote the purchase or sale of securities of the Corporation, but does not include:

(i)	the dissemination of information provided, or records prepared, in the ordinary course of business of the Corporation:

(A)	to promote the sale of products or services of the Corporation, or

(B)	to raise public awareness of the Corporation, that cannot reasonably be considered to promote the purchase or sale of securities of the Corporation;

(ii)	activities or communications necessary to comply with the requirements of:

(A)	applicable securities laws;

(B)	the by-laws, rules or other regulatory instruments of the Exchange or any other self-regulatory body or exchange having jurisdiction over the Corporation;

(iii)	communications by a publisher of, or writer for, a newspaper, magazine or business or financial publication, that is of general and regular paid circulation, distributed only to subscribers to it for value or to purchasers of it, if:

(A)	the communication is only through the newspaper, magazine or publication, and

(B)	the publisher or writer receives no commission or other consideration other than for acting in the capacity of publisher or writer; or

(iv)	activities or communications that may be otherwise specified by the Exchange.

(w)	“Market Price” means, as of any date, the closing price of the Common Shares on the Exchange for the last market trading day prior to the date of grant of the Option or if the Common Shares are not listed on a stock exchange, the Market Price shall be determined in good faith by the Administrators;

(x)	“Market Value” means, on any date, the volume weighted average price of the Common Shares traded on the Exchange for the five (5) consecutive trading days prior to such date;

(y)	“Offer” means a bona fide arm’s length offer made to all holders of voting shares in the capital of the Corporation to purchase, directly or indirectly, voting shares in the capital of the Corporation;

(z)	“Option” means an option granted to an Eligible Person under the Plan to purchase Common Shares;

(aa)	“Option Agreement” has the meaning ascribed to that term in section 3.2;

(bb)	“Participant” means an Eligible Person selected by the Administrators to participate in the Plan in accordance with section 3.1 hereof;

(cc)	“Payout Date” means the day on which the Corporation pays to a Participant the Market Value of the RSUs that have become vested and payable;

(dd)	“Plan” means this share compensation plan, as amended, replaced or restated from time to time;

(ee)	“reserved for issuance” refers to Common Shares that may be issued in the future upon the vesting of Restricted Share Units which have been awarded and upon the exercise of Options which have been granted;

(ff)	“Restricted Share Unit” means a right granted in accordance with section 4.1 hereof to receive one Common Share that becomes vested in accordance with section 4.3;

(gg)	“Restricted Share Unit Agreement” has the meaning ascribed to that term in section 3.2;

(hh)	“Share Compensation Arrangement” means a stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Common Shares to directors, officers and employees of the Corporation and any of its Subsidiaries or to Consultants;

(ii)	“Subsidiary” has the meaning ascribed thereto in the Securities Act (British Columbia) and “Subsidiaries” shall have a corresponding meaning;

(jj)	“United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

(kk)	“U.S. Participant” means a Participant who is a citizen of the United States or a resident of the United States, as defined in section 7701(a)(30)(A) and section 7701(b)(1) of the Code and any other Participant who is subject to tax under the Code with respect to compensatory awards granted pursuant to the Plan;

(ll)	“U.S. Person” means a “U.S. person”, as such term is defined in Rule 902 of Regulation S under the 1933 Act; and

(mm)	“Withholding Obligations” has the meaning ascribed to that term in section 4.6.

1.2	Headings: The headings of all articles, sections, and paragraphs in the Plan are inserted for convenience of reference only and shall not affect the construction or interpretation of the Plan.

1.3	Context, Construction: Whenever the singular or masculine are used in the Plan, the same shall be construed as being the plural or feminine or neuter or vice versa where the context so requires.

1.4	References to this Plan: The words “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions mean or refer to the Plan as a whole and not to any particular article, section, paragraph or other part hereof.

1.5	Currency: All references in this Plan or in any agreement entered into under this Plan to “dollars”, “$” or lawful currency shall be references to Canadian dollars, unless the context otherwise requires.

2.	PURPOSE AND ADMINISTRATION OF THE PLAN

2.1	Purpose: The purpose of the Plan is to advance the interests of the Corporation and its Subsidiaries, and its shareholders by: (i) ensuring that the interests of Eligible Persons are aligned with the success of the Corporation and its Subsidiaries; (ii) encouraging stock ownership by Eligible Persons; and (iii) providing compensation opportunities to attract, retain and motivate Eligible Persons.

2.2	Common Shares Subject to the Plan:

(a)	The total number of Common Shares reserved and available for grant and issuance pursuant to this Plan, and the total number of Restricted Share Units that may be awarded pursuant to this Plan, shall not exceed 20% (in the aggregate) of the issued and outstanding Common Shares from time to time;

(b)	The aggregate sales price (meaning the sum of all cash, property, notes, cancellation of debt, or other consideration received or to be received by the Corporation for the sale of the securities) or amount of Common Shares issued during any consecutive 12-month period will not exceed the greatest of the following: (i) U.S.$1,000,000; (ii) 15% of the total assets of the Corporation, measured at the Corporation’s most recent balance sheet date; or (iii) 15% of the outstanding amount of the Common Shares of the Corporation, measured at the Corporation’s most recent balance sheet date; and

(c)	The number of Common Shares issuable pursuant to the exercise of Options under the Plan within a 12 month period to all Eligible Persons retained to provide Investor Relations Activities (together with those Common Shares that are issued pursuant to any other Share Compensation Arrangement) shall not, at any time, exceed 1% of the issued and outstanding Common Shares.

2.3	Administration of the Plan: The Plan shall be administered by the Administrators, through the recommendation of the Compensation Committee of the Board. Subject to any limitations of the Plan, the Administrators shall have the power and authority to:

(a)	adopt rules and regulations for implementing the Plan;

(b)	determine the eligibility of persons to participate in the Plan, when Restricted Share Units and Options to Eligible Persons shall be awarded or granted, the number of Restricted Share Units and Options to be awarded or granted, the vesting criteria for each award of Restricted Share Units and the vesting period for each grant of Options;

(c)	interpret and construe the provisions of the Plan and any agreement or instrument under the Plan;

(d)	subject to regulatory requirements, make exceptions to the Plan in circumstances which they determine to be exceptional;

(e)	require that any Participant provide certain representations, warranties and certifications to the Corporation to satisfy the requirements of applicable laws, including without limitation, the registration requirements of the 1933 Act and applicable state securities laws, or exemptions therefrom; and

(f)	make all other determinations and take all other actions as they determine to be necessary or desirable to implement, administer and give effect to the Plan.

3.	ELIGIBILITY AND PARTICIPATION IN PLAN

3.1	The Plan and Participation: The Plan is hereby established for Eligible Persons. Restricted Share Units may be awarded and Options may be granted to any Eligible Person as determined by the Administrators in accordance with the provisions hereof. The Corporation and each Participant acknowledge that they are responsible for ensuring and confirming that such Participant is a bona fide Eligible Person entitled to receive Options or Restricted Share Units, as the case may be.

3.2	Agreements: All Restricted Share Units awarded hereunder shall be evidenced by a restricted share unit agreement (“Restricted Share Unit Agreement”) between the Corporation and the Participant, substantially in the form set out in Exhibit A or in such other form as the Administrators may approve from time to time. All Options granted hereunder shall be evidenced by an option agreement (“Option Agreement”) between the Corporation and the Participant, substantially in the form as set out in Exhibit B or in such other form as the Administrators may approve from time to time.

4.	AWARD OF RESTRICTED SHARE UNITS

4.1	Award of Restricted Share Units: The Administrators may, at any time and from time to time, award Restricted Share Units to Eligible Persons. In awarding any Restricted Share Units, the Administrators shall determine:

(a)	to whom Restricted Share Units pursuant to the Plan will be awarded;

(b)	the number of Restricted Share Units to be awarded and credited to each Participant’s Account;

(c)	the Award Date; and

(d)	subject to section 4.3 hereof, the applicable vesting criteria.

Upon the award of Restricted Share Units, the number of Restricted Share Units awarded to a Participant shall be credited to the Participant’s Account effective as of the Award Date.

4.2	Restricted Share Unit Agreement: Upon the award of each Restricted Share Unit to a Participant, a Restricted Share Unit Agreement shall be delivered by the Administrators to the Participant.

4.3	Vesting:

(a)	Subject to subsections (c) and (d) below, at the time of the award of Restricted Share Units, the Administrators shall determine in their sole discretion the vesting criteria applicable to such Restricted Share Units.

(b)	For greater certainty, the vesting of Restricted Share Units may be determined by the Administrators to include criteria such as performance vesting, in which the number of Common Shares to be delivered to a Participant for each Restricted Share Unit that vests may fluctuate based upon the Corporation’s performance and/or the Market Price of the Common Shares, in such manner as determined by the Administrators in their sole discretion.

(c)	Each Restricted Share Unit shall be subject to vesting in accordance with the terms set out in the Restricted Share Unit Agreement.

(d)	Notwithstanding anything to the contrary in this Plan, all vesting and issuances or payments, as applicable, in respect of a Restricted Share Unit shall be completed no later than December 15 of the third calendar year commencing after the Award Date for such Restricted Share Unit.

4.4	Blackout Periods: Should the date of vesting of a Restricted Share Unit fall within a Blackout Period or within nine Business Days following the expiration of a Blackout Period, such date of vesting shall be automatically extended without any further act or formality to that date which is the tenth Business Day after the end of the Blackout Period, such tenth Business Day to be considered the date of vesting for such Restricted Share Unit for all purposes under the Plan. Notwithstanding section 6.4 hereof, the ten Business Day period referred to in this section 4.4 may not be extended by the Board.

4.5	Vesting and Settlement: As soon as practicable after the relevant date of vesting of any Restricted Share Units awarded under the Plan and with respect to a U.S. Participant, no later than 60 days thereafter, but subject to subsection 4.3(d), a Participant shall be entitled to receive and the Corporation shall issue or pay (at its discretion):

(a)	a lump sum payment in cash equal to the number of vested Restricted Share Units recorded in the Participant’s Account multiplied by the Market Value of a Common Share on the Payout Date;

(b)	the number of Common Shares required to be issued to a Participant upon the vesting of such Participant’s Restricted Share Units in the Participant’s Account, duly issued as fully paid and non-assessable shares and such Participant shall be registered on the books of the Corporation as the holder of the appropriate number of Common Shares; or

(c)	any combination of the foregoing.

4.6	Taxes and Source Deductions: the Corporation or an affiliate of the Corporation may take such reasonable steps for the deduction and withholding of any taxes and other required source deductions which the Corporation or the affiliate, as the case may be, is required by any law or regulation of any governmental authority whatsoever to remit in connection with this Plan, any Restricted Share Units or any issuance of Common Shares (“Withholding Obligations”). Without limiting the generality of the foregoing, the Corporation may, at its discretion: (i) deduct and withhold those amounts it is required to remit pursuant to the Withholding Obligations from any cash remuneration or other amount payable to the Participant, whether or not related to the Plan, the vesting of any Restricted Share Units or the issue of any Common Shares; (ii) allow the Participant to make a cash payment to the Corporation equal to the amount required to be remitted, pursuant to the Withholding Obligations, which amount shall be remitted by the Corporation to the appropriate governmental authority for the account of the Participant; or (iii) settle a portion of vested Restricted Share Units of a Participant in cash equal to the amount the Corporation is required to remit, pursuant to the Withholding Obligations, which amount shall be remitted by the Corporation to the appropriate governmental authority for the account of the Participant. Where the Corporation considers that the steps undertaken in connection with the foregoing result in inadequate withholding or a late remittance of taxes, the delivery of any Common Shares to be issued to a Participant on vesting of any Restricted Share Units may be made conditional upon the Participant (or other person) reimbursing or compensating the Corporation or making arrangements satisfactory to the Corporation for the payment to it in a timely manner of all taxes required to be remitted, pursuant to the Withholding Obligations, for the account of the Participant.

4.7	Rights Upon an Event of Termination:

(a)	If an Event of Termination has occurred in respect of any Participant, any and all Common Shares corresponding to any vested Restricted Share Units in the Participant’s Account shall be issued as soon as practicable after the Event of Termination to the former Participant in accordance with section 4.5 hereof. With respect to each Restricted Share Unit of a U.S. Participant, such Restricted Share Unit will be settled and shares issued as soon as practicable following the date of vesting of such Restricted Share Unit as set forth in the applicable Restricted Share Unit Agreement, but in all cases within 60 days following such date of vesting.

(b)	If an Event of Termination has occurred in respect of any Participant, any unvested Restricted Share Units in the Participant’s Account shall, unless otherwise determined by the Administrators in their discretion, forthwith and automatically be forfeited by the Participant and cancelled. With respect to any Restricted Share Unit of a U.S. Participant, if the Administrators determine, in their discretion, to waive vesting conditions applicable to a Restricted Share Unit that is unvested at the time of an Event of Termination, such Restricted Share Unit shall not be forfeited or cancelled, but instead will be deemed to be vested and settled and shares delivered following the date of vesting of such Restricted Share Unit as set forth in the applicable Restricted Share Unit Agreement.

(c)	Notwithstanding the foregoing subsection 4.7(b) and subject to the requirements of the Exchange, if a Participant retires in accordance with the Corporation’s retirement policy, at such time, any unvested performance-based Restricted Share Units in the Participant’s Account shall not be forfeited by the Participant or cancelled and instead shall be eligible to become vested in accordance with the vesting conditions set forth in the applicable Restricted Share Unit Agreement after such retirement (as if retirement had not occurred), but only if the performance vesting criteria, if any, are met on the applicable date.

(d)	For greater certainty, if a Participant’s employment is terminated for just cause, each unvested Restricted Share Unit in the Participant’s Account shall forthwith and automatically be forfeited by the Participant and cancelled.

(e)	For the purposes of this Plan and all matters relating to the Restricted Share Units, the date of the Event of Termination shall be determined without regard to any applicable severance or termination pay, damages, or any claim thereto (whether express, implied, contractual, statutory, or at common law).

4.8	Restricted Share Unit Accounts: A separate notional account for Restricted Share Units shall be maintained for each Participant (an “Account”). Each Account will be credited with Restricted Share Units awarded to the Participant from time to time pursuant to section 4.1 hereof by way of a bookkeeping entry in the books of the Corporation. On the vesting of the Restricted Share Units pursuant to section 4.3 hereof and the corresponding issuance of Common Shares to the Participant pursuant to section 4.5 hereof, or on the forfeiture and cancellation of the Restricted Share Units pursuant to section 4.7 hereof, the applicable Restricted Share Units credited to the Participant’s Account will be cancelled.

4.9	Record Keeping: the Corporation shall maintain records in which shall be recorded:

(a)	the name and address of each Participant;

(b)	the number of Restricted Share Units credited to each Participant’s Account;

(c)	any and all adjustments made to Restricted Share Units recorded in each Participant’s Account; and

(d)	any other information which the Corporation considers appropriate to record in such records.

5.	GRANT OF OPTIONS

5.1	Grant of Options: Subject to section 2.2, the total number of Common Shares reserved and available for grant pursuant to this section on exercise of Options (together with those Common Shares issuable pursuant to any other Share Compensation Arrangement, including Restricted Share Units) shall not exceed 20% of the number of issued and outstanding Common Shares from time to time.

The Administrators may at any time and from time to time grant Options to Eligible Persons. In granting any Options, the Administrators shall determine:

(a)	to whom Options pursuant to the Plan will be granted;

(b)	the number of Options to be granted, the Grant Date and the exercise price of each Option;

(c)	the expiration date of each Option; and

(d)	subject to section 5.3 hereof, the applicable vesting criteria,

provided, however that the exercise price for a Common Share pursuant to any Option shall not be less than the Market Price on the Grant Date in respect of that Option.

5.2	Option Agreement: Upon each grant of Options to a Participant, an Option Agreement shall be delivered by the Administrators to the Participant.

5.3	Vesting:

(a)	Subject to subsection 2.2(c) above with respect to grants to Eligible Persons providing Investor Relations Activities, at the time of the grant of any Options, the Administrators shall determine, in accordance with minimum vesting requirements of the Exchange, the vesting criteria applicable to such Options.

(b)	The Administrators may determine when any Option will become exercisable and may determine that Options shall be exercisable in instalments or pursuant to a vesting schedule. The Option Agreement will disclose any vesting conditions prescribed by the Administrators.

5.4	Term of Option/Blackout Periods: The term of each Option shall be determined by the Administrators; provided that no Option shall be exercisable after ten years from the Grant Date. Should the term of an Option expire on a date that falls within a Blackout Period or within nine Business Days following the expiration of a Blackout Period, such expiration date shall be automatically extended without any further act or formality to that date which is the tenth Business Day after the end of the Blackout Period, such tenth Business Day to be considered the expiration date for such Option for all purposes under the Plan. Notwithstanding section 6.4 hereof, the ten Business Day period referred to in this section 5.4 may not be extended by the Board.

5.5	Exercise of Option:

Options that have vested in accordance with the provisions of this Plan and the applicable Option Agreement may be exercised at any time, or from time to time, during their term and subject to the provisions of Section 5.9 hereof as to any number of whole Common Shares that are then available for purchase thereunder; provided that no partial exercise may be for less than 100 whole Common Shares. Options may be exercised by delivery of a written notice of exercise to the Administrators, substantially in the form attached to this Plan as Exhibit C, with respect to the Options, or by any other form or method of exercise acceptable to the Administrators.

5.6	Payment and Issuance:

(a)	Upon actual receipt by the Corporation or its agent of the materials required by subsection 5.5 and receipt by the Corporation of cash, a cheque, bank draft or other form of acceptable payment for the aggregate exercise price, the number of Common Shares in respect of which the Options are exercised will be issued as fully paid and non-assessable shares and the Participant exercising the Options shall be registered on the books of the Corporation as the holder of the appropriate number of Common Shares. No person or entity shall enjoy any part of the rights or privileges of a holder of Common Shares which are subject to Options until that person or entity becomes the holder of record of those Common Shares. No Common Shares will be issued by the Corporation prior to the receipt of payment by the Corporation for the aggregate exercise price for the Options being exercised.

(b)	Without limiting the foregoing, unless otherwise determined by the Administrators or not compliant with any applicable laws or rules of the Exchange, a Participant may elect a cashless exercise in a notice of exercise in accordance with the following: (i) cashless exercise of Options shall only be available to a Participant who intends to immediately sell the Common Shares issuable upon exercise of such Options and the proceeds of sale will be sufficient to satisfy the exercise price of the Options, and (ii) if an eligible Participant elects to exercise the Options through cashless exercise and complies with any relevant protocols approved by the Administrators, a sufficient number of the Common Shares issued upon exercise of the Options will be sold by a designated broker on behalf of the Participant to satisfy the exercise price of the Options, the exercise price of the Options will be delivered to the Corporation and the Participant will receive only the remaining unsold Common Shares from the exercise of the Options and the net proceeds of the sale after deducting the exercise price of the Options, applicable taxes and any applicable fees and commissions, all as determined by the Administrators from time to time. The Corporation shall not deliver the Common Shares issuable upon a cashless exercise of Options until receipt of the exercise price therefor, whether by a designated broker selling the Common Shares issuable upon exercise of such Options through a short position or such other method determined by the Administrators in compliance with applicable laws.

5.7	Cashless Exercise: Provided that the Common Shares are listed and posted for trading on a stock exchange or market that permits cashless exercise, a Participant may elect a cashless exercise in a notice of exercise, which election will result in all of the Common Shares issuable on the exercise being sold. In such case, the Participant will not be required to deliver to the Administrators a cheque or other form of payment for the aggregate exercise price referred to above. Instead the following provisions will apply:

(a)	The Participant will instruct a broker selected by the Participant to sell through the stock exchange or market on which the Common Shares are listed or quoted, the Common Shares issuable on the exercise of Options, as soon as possible upon the issue of such Common Shares to the Participant at the then applicable bid price of the Common Shares.

(b)	Before the relevant trade date, the Participant will deliver the exercise notice including details of the trades to the Corporation electing the cashless exercise and the Corporation will direct its registrar and transfer agent to issue a certificate for such Participant’s Common Shares in the name of the broker (or as the broker may otherwise direct) for the number of Common Shares issued on the exercise of the Options, against payment by the broker to the Corporation of (i) the exercise price for such Common Shares; and (ii) the amount the Corporation determines, in its discretion, is required to satisfy the Corporation withholding tax and source deduction remittance obligations in respect of the exercise of the Options and issuance of Common Shares.

(c)	The broker will deliver to the Participant the remaining proceeds of sale, net of any brokerage commission or other expenses.

5.8	Taxes and Source Deductions: The Corporation or an affiliate of the Corporation may take such reasonable steps for the deduction and withholding of any taxes and other required source deductions which the Corporation or the affiliate, as the case may be, is required by any law or regulation of any governmental authority whatsoever to remit pursuant to the Withholding Obligations in connection with this Plan, any Options or any issuance of Common Shares. Without limiting the generality of the foregoing, the Corporation may, at its discretion: (i) deduct and withhold those amounts it is required to remit, pursuant to the Withholding Obligations, from any cash remuneration or other amount payable to the Participant, whether or not related to the Plan, the exercise of any Options or the issue of any Common Shares; or (ii) allow the Participant to make a cash payment to the Corporation equal to the amount required to be remitted, pursuant to the Withholding Obligations, which amount shall be remitted by the Corporation to the appropriate governmental authority for the account of the Participant. Where the Corporation considers that the steps undertaken in connection with the foregoing result in inadequate withholding or a late remittance of taxes, the delivery of any Common Shares to be issued to a Participant on the exercise of Options may be made conditional upon the Participant (or other person) reimbursing or compensating the Corporation or making arrangements satisfactory to the Corporation for the payment in a timely manner of all taxes required to be remitted, pursuant to the Withholding Obligations, for the account of the Participant.

5.9	Rights Upon an Event of Termination:

(a)	If an Event of Termination has occurred in respect of a Participant, any unvested Options, to the extent not available for exercise as of the date of the Event of Termination, shall, unless otherwise determined by the Administrators in their discretion, forthwith and automatically be cancelled, terminated and not available for exercise without further consideration or payment to the Participant.

(b)	Except as otherwise stated herein or otherwise determined by the Administrators in their discretion (provided such determination does not exceed a maximum of one year), upon the occurrence of an Event of Termination in respect of a Participant, any vested Options granted to the Participant that are available for exercise may be exercised only before the earlier of:

(i)	the expiry of the Option; and

(ii)	six months after the date of the Event of Termination.

(c)	Notwithstanding the foregoing subsections 5.9(a) and (b), if a Participant’s employment is terminated for just cause, each Option held by the Participant, whether or not then exercisable, shall forthwith and automatically be cancelled and may not be exercised by the Participant.

(d)	For the purposes of this Plan and all matters relating to the Options, the date of the Event of Termination shall be determined without regard to any applicable severance or termination pay, damages, or any claim thereto (whether express, implied, contractual, statutory, or at common law).

5.10	Record Keeping: The Corporation shall maintain an Option register in which shall be recorded:

(a)	the name and address of each holder of Options;

(b)	the number of Common Shares subject to Options granted to each holder of Options;

(c)	the term of the Option and exercise price, including adjustments for each Option granted; and

(d)	any other information which the Corporation considers appropriate to record in such register.

6.	GENERAL

6.1	Effective Date of Plan: The Plan shall be effective as of the Effective Date.

6.2	Change of Control: If there is a Change of Control transaction then, notwithstanding any other provision of this Plan except subsection 4.3(d) which will continue to apply in all circumstances, the Administrators may, in their sole discretion, determine that any or all unvested Restricted Share Units and any or all Options (whether or not currently exercisable) shall vest or become exercisable, as applicable, at such time and in such manner as may be determined by the Administrators in their sole discretion such that Participants under the Plan shall be able to participate in the Change of Control transaction, including, at the election of the holder thereof, by surrendering such Restricted Share Units and Options to the Corporation or a third party or exchanging such Restricted Share Units or Options, for consideration in the form of cash and/or securities, to be determined by the Administrators in their sole discretion. Notwithstanding the foregoing, with respect to Options of U.S. Participants, any exchange, substitution or amendment of such Options will occur only to the extent and in a manner that will not result in the imposition of taxes under Section 409A of the Code, and with respect to Restricted Share Units of U.S. Participants, any surrender or other modification of Restricted Share Units will occur only to the extent such surrender or other modification will not result in the imposition of taxes under Section 409A of the Code.

6.3	Reorganization Adjustments:

(a)	In the event of any declaration by the Corporation of any stock dividend payable in securities (other than a dividend which may be paid in cash or in securities at the option of the holder of Common Shares), or any subdivision or consolidation of Common Shares, reclassification or conversion of Common Shares, or any combination or exchange of securities, merger, consolidation, recapitalization, amalgamation, plan of arrangement, reorganization, spin off involving the Corporation, distribution (other than normal course cash dividends) of company assets to holders of Common Shares, or any other corporate transaction or event involving the Corporation or the Common Shares, the Administrators, in the Administrators’ sole discretion, may, subject to any relevant resolutions of the Board, and without liability to any person, make such changes or adjustments, if any, as the Administrators consider fair or equitable, in such manner as the Administrators may determine, to reflect such change or event including, without limitation, adjusting the number of Options and Restricted Share Units outstanding under this Plan, the type and number of securities or other property to be received upon exercise or redemption thereof, and the exercise price of Options outstanding under this Plan, provided that the value of any Option or Restricted Share Unit immediately after such an adjustment, as determined by the Administrators, shall not exceed the value of such Option or Restricted Share Unit prior thereto, as determined by the Administrators.

(b)	Notwithstanding the foregoing, with respect to Options and Restricted Share Units of U.S. Participants, such changes or adjustments will be made in a manner so as to not result in the imposition of taxes under Section 409A of the Code and will comply with the requirements in subsection 4.3(d).

(c)	The Corporation shall give notice to each Participant in the manner determined, specified or approved by the Administrators of any change or adjustment made pursuant to this section and, upon such notice, such adjustment shall be conclusive and binding for all purposes.

(d)	The Administrators may from time to time adopt rules, regulations, policies, guidelines or conditions with respect to the exercise of the power or authority to make changes or adjustments pursuant to section 6.2 or section 6.3(a). The Administrators, in making any determination with respect to changes or adjustments pursuant to section 6.2 or section 6.3(a) shall be entitled to impose such conditions as the Administrators consider or determine necessary in the circumstances, including conditions with respect to satisfaction or payment of all applicable taxes (including, but not limited to, withholding taxes).

6.4	Amendment or Termination of Plan:

The Board may amend this Plan or any Restricted Share Unit or any Option at any time without the consent of Participants provided that such amendment shall:

(a)	not adversely alter or impair any Restricted Share Unit previously awarded or any Option previously granted except as permitted by the provisions of section 6.3 hereof, and, with respect to Restricted Share Units and Options of U.S. Participants, such amendment will not result in the imposition of taxes under Section 409A;

(b)	be subject to any regulatory approvals including, where required, the approval of the Exchange; and

(c)	be subject to shareholder approval, where required by the requirements of the Exchange, provided that shareholder approval shall not be required for the following amendments:

(i)	amendments of a “housekeeping nature”, including any amendment to the Plan or a Restricted Share Unit or Option that is necessary to comply with applicable laws, tax or accounting provisions or the requirements of any regulatory authority or Exchange and any amendment to the Plan or a Restricted Share Unit or Option to correct or rectify any ambiguity, defective provision, error or omission therein, including any amendment to any definitions therein;

(ii)	amendments that are necessary or desirable for Restricted Share Units or Options to qualify for favourable treatment under any applicable tax law;

(iii)	a change to the vesting provisions of any Restricted Share Unit or any Option (including any alteration, extension or acceleration thereof);

(iv)	a change to the termination provisions of any Option or Restricted Share Units (for example, relating to termination of employment, resignation, retirement or death) that does not entail an extension beyond the original expiration date (as such date may be extended by virtue of section 5.4);

(v)	the introduction of features to the Plan that would permit the Corporation to, instead of issuing Common Shares from treasury upon the vesting of the Restricted Share Units, retain a broker and make payments for the benefit of Participants to such broker who would purchase Common Shares in the open market for such Participants;

(vi)	the amendment of this Plan as it relates to making lump sum payments to Participants upon the vesting of the Restricted Share Units;

(vii)	the amendment of the cashless exercise feature set out in this Plan; and

(d)	be subject to disinterested shareholder approval in the event of any reduction in the exercise price of any Option granted under the Plan to an Insider Participant.

For greater certainty and subject to approval by the Exchange (if applicable), shareholder approval shall be required in circumstances where an amendment to the Plan would:

(a)	change from a fixed maximum percentage of issued and outstanding Common Shares to a fixed maximum number of Common Shares;

(b)	increase the limits in section 2.2;

(c)	reduce the exercise price of any Option (including any cancellation of an Option for the purpose of reissuance of a new Option at a lower exercise price to the same person);

(d)	extend the term of any Option beyond the original term (except if such period is being extended by virtue of section 5.4 hereof); or

(e)	amend this section 6.4.

6.5	Termination: The Administrators may terminate this Plan at any time in their absolute discretion. If the Plan is so terminated, no further Restricted Share Units shall be awarded and no further Options shall be granted, but the Restricted Shares Units then outstanding and credited to Participants’ Accounts and the Options then outstanding shall continue in full force and effect in accordance with the provisions of this Plan. Any termination of this Plan shall occur in a manner that will not result in the imposition of taxes on a U.S. Participant under Section 409A.

6.6	Transferability: A Participant shall not be entitled to transfer, assign, charge, pledge or hypothecate, or otherwise alienate, whether by operation of law or otherwise, the Participant’s Restricted Share Units or Options or any rights the Participant has under the Plan.

6.7	Rights as a Shareholder: Under no circumstances shall the Restricted Share Units or Options be considered Common Shares nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership of Common Shares (including, but not limited to, the right to dividend equivalent payments).

6.8	Credits for Dividends: Unless otherwise determined by the Administrators, whenever cash or other dividends are paid on Common Shares, additional Restricted Share Units will be automatically granted to each Participant who holds Restricted Share Units on the record date for such dividends. The number of such Restricted Share Units (rounded to the nearest whole Restricted Share Units) to be credited to such Participant as of the date on which the dividend is paid on the Common Shares shall be an amount equal to the quotient obtained when (i) the aggregate value of the cash or other dividends that would have been paid to such Participant if the Participant’s Restricted Share Units as of the record date for the dividend had been Common Shares, is divided by (ii) the Market Value of the Common Shares as of the date on which the dividend is paid on the Common Shares. Restricted Share Units granted to a Participant shall be subject to the same vesting conditions (time and performance (as applicable)) as the Restricted Share Units to which they relate.

6.9	No Effect on Employment, Rights or Benefits:

(a)	The terms of employment shall not be affected by participation in the Plan.

(b)	Nothing contained in the Plan shall confer or be deemed to confer upon any Participant the right to continue as a director, officer, employee or Consultant nor interfere or be deemed to interfere in any way with any right of the Corporation, the Board or the shareholders of the Corporation to remove any Participant from the Board or of the Corporation or any Subsidiary to terminate any Participant’s employment or agreement with a Consultant at any time for any reason whatsoever.

(c)	Under no circumstances shall any person who is or has at any time been a Participant be able to claim from the Corporation or any Subsidiary any sum or other benefit to compensate for the loss of any rights or benefits under or in connection with this Plan or by reason of participation in this Plan.

6.10	Market Value of Common Shares: The Corporation makes no representation or warranty as to the future market value of any Common Shares. No Participant shall be entitled, either immediately or in the future, either absolutely or contingently, to receive or obtain any amount or benefit granted to or to be granted for the purpose of reducing the impact, in whole or in part, of any reduction in the market value of the shares of the Corporation or a corporation related thereto.

6.11	Compliance with Applicable Law:

(a)	If any provision of the Plan contravenes any law or any order, policy, by-law or regulation of any regulatory body having jurisdiction, then such provision shall be deemed to be amended to the extent necessary to bring such provision into compliance therewith. Notwithstanding the foregoing, the Corporation shall have no obligation to register any securities provided for in this Plan under the 1933 Act.

(b)	The award of Restricted Share Units, the grant of Options and the issuance of Common Shares under this Plan shall be carried out in compliance with applicable statutes and with the regulations of governmental authorities and the Exchange. If the Administrators determine in their discretion that, in order to comply with any such statutes or regulations, certain action is necessary or desirable as a condition of or in connection with the award of a Restricted Share Unit, the grant of an Option or the issue of a Common Share upon the vesting of a Restricted Share Unit or exercise of an Option, as applicable, that Restricted Share Unit may not vest in whole or in part and that Option may not be exercised in whole or in part, as applicable, unless that action shall have been completed in a manner satisfactory to the Administrators. Without limiting the foregoing, any Common Shares issued upon the vesting of Restricted Share Units or exercise of Options granted pursuant to this Plan must be registered under the 1933 Act, and all applicable state securities laws, or must comply with the requirements of an exemption or exclusion therefrom. If the Common Shares issued upon the vesting of Restricted Share Units or exercise of Options are issued in the United States or to a U.S. Person in reliance upon an exemption from the registration requirements of the 1933 Act and applicable state securities laws, such Common Shares will be “restricted securities” (as such term is defined in Rule 144 under the 1933 Act) and the certificate representing such Common Shares will bear a legend restricting the transfer of such securities under the 1933 Act and applicable state securities laws. The Board may require that a Participant provide certain representations, warranties and certifications to the Corporation to satisfy the requirements of applicable securities laws, including without limitation, the registration requirements of the 1933 Act and applicable state securities laws or exemptions or exclusions therefrom.

6.12	Governing Law: This Plan shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein, and with respect to U.S. Participants, the Code.

6.13	Subject to Approval: The Plan is adopted subject to the approval of the Exchange and any other required regulatory approval. To the extent a provision of the Plan requires regulatory approval which is not received, such provision shall be severed from the remainder of the Plan until the approval is received and the remainder of the Plan shall remain in effect.

6.14	Special Terms and Conditions Applicable to U.S. Participants: Options issued to U.S. Participants are intended to be exempt from Section 409A of the Code pursuant to Treas. Reg. Section 1.409A-1(b)(5)(i)(A) and the Plan and such Options will be construed and administered accordingly. Options may be issued to U.S. Participants under the Plan only if the shares with respect to the Options qualify as “service recipient stock” as defined in Treas. Reg. Section 1.409A-1(b)(5)(E)(iii). Restricted Share Units awarded to U.S. Participants are intended to be either exempt from (e.g., as short-term deferrals) or compliant with Section 409A of the Code and such Restricted Share Units will be construed and administered accordingly. Any waiver or acceleration of vesting under the Plan or any Restricted Share Unit Agreement for a U.S. Participant may occur only to the extent that such acceleration or waiver will not result in the imposition of taxes under Section 409A of the Code. Any payments made under this Plan or any Restricted Share Unit Agreement to a U.S. Participant as a result of a termination of employment that are deemed to be subject to Section 409A of the Code shall occur only if such termination constitutes a “separation from service” as defined in Treas. Reg. 1.409A-1(h). Additionally, any payments resulting from a separation from service made to a U.S. Participant who is a “specified employee” as defined in Treas. Reg. 1.409A-1(i) shall be subject to the six month delay in payments required by Treas. Reg. 1.409A-1(3)(v) if such payments are deemed to be subject to Section 409A of the Code. Although the Corporation intends Options and Restricted Share Units granted to U.S. Participants to be exempt from or compliant with Section 409A, the Corporation makes no representation or guaranty as to the tax treatment of such Options and Restricted Share Units. Each U.S. Participant (and any beneficiary or the estate of the Participant, as applicable) is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such U.S. Participant in connection with this Plan. Neither the Corporation nor any affiliate, nor any employee or director of the Corporation or an affiliate, shall have any obligation to indemnify or otherwise hold such U.S. Participant, beneficiary or estate harmless from any or all such taxes or penalties.

ADOPTED the 19th day of August, 2019 and Amended on April 14, 2021.

Exhibit A

[Insert of the underlying Common Shares have not been registered under the 1933 Act:

THE RESTRICTED SHARE UNITS AND THE UNDERLYING COMMON SHARES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) OR ANY U.S. STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS UNLESS SUCH SECURITIES ARE REGISTERED UNDER THE 1933 ACT AND ALL APPLICABLE U.S. STATE SECURITIES LAWS, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND ALL APPLICABLE U.S. STATE SECURITIES LAWS ARE AVAILABLE. THE TERMS “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED IN REGULATION S UNDER THE 1933 ACT.]

RESTRICTED SHARE UNIT AGREEMENT

Notice is hereby given that, effective this ________ day of ________________, __________ (the “Restricted Share Grant Date”) Draganfly Inc. (the “Corporation”) has granted to ___________________________________________ (the “Participant”), ______________ Restricted Share Units pursuant to the Corporation’s Share Compensation Plan (the “Plan”), a copy of which has been provided to the Participant.

Restricted Share Units are subject to the following terms:

(a)	Pursuant to the Plan and as compensation to the Participant, the Corporation hereby grants to the Participant, as of the Restricted Share Grant Date, the number of Restricted Share Units set forth above.

(b)	The granting and vesting of the Restricted Share Units and the payment by the Corporation of any payout in respect of any Vested Restricted Share Units (as defined below) are subject to the terms and conditions of the Plan, all of which are incorporated into and form an integral part of this Restricted Share Unit Agreement.

(c)	The Restricted Share Units shall become vested restricted share units (the “Vested Restricted Share Units”) in accordance with the following schedule:

(i)	● on the 6 month anniversary of the Restricted Share Grant Date;

(ii)	● on the 12 month anniversary of the Restricted Share Grant Date;

(iii)	● on the 18 month anniversary of the Restricted Share Grant Date; and

(iv)	● on the 24 month anniversary of the Restricted Share Grant Date (each a “Vesting Date”).

(d)	As soon as reasonably practicable and no later than 60 days following the Vesting Date, or, if the Participant is not a U.S. Participant (as defined in the Plan), such later date mutually agreed to by the Corporation and the Participant, the Participant shall be entitled to receive, and the Corporation shall issue or provide, a payout with respect to those Vested Restricted Share Units in the Participant’s Account to which the Vesting Date relates (each a “Payout Date”):

(i)	a lump sum payment in cash equal to the number of vested Restricted Share Units recorded in the Participant’s Account multiplied by the Market Value of a Common Share on the Payout Date;

(ii)	the number of Common Shares required to be issued to a Participant upon the vesting of such Participant’s Restricted Share Units in the Participant’s Account, duly issued as fully paid and non-assessable shares and such Participant shall be registered on the books of the Corporation as the holder of the appropriate number of Common Shares; or

(iii)	any combination of the foregoing.

subject to any applicable Withholding Obligations.

(e)	The Participant acknowledges that:

(i)	he or she has received and reviewed a copy of the Plan; and

(ii)	the Restricted Share Units have been granted to the Participant under the Plan and are subject to all of the terms and conditions of the Plan to the same effect as if all of such terms and conditions were set forth in this Restricted Share Unit Agreement, including with respect to termination and forfeiture as set out in Section 4.7 of the Plan.

Notwithstanding anything to the contrary in this Restricted Share Unit Agreement all vesting and issuances or payments, as applicable, in respect of a Restricted Share Unit evidenced hereby shall be completed no later than December 15 of the third calendar year commencing after the Restricted Share Grant Date;

The grant of the Restricted Share Units evidenced hereby is made subject to the terms and conditions of the Plan. The Participant agrees that he/she may suffer tax consequences as a result of the grant of these Restricted Share Units and the vesting of the Restricted Share Units. The Participant acknowledges that he/she is not relying on the Corporation for any tax advice and has had an adequate opportunity to obtain advice of independent tax counsel.

The Participant represents and warrants to the Corporation that (i) under the terms and conditions of the Plan the Participant is a bona fide Eligible Person (as defined in the Plan) entitled to receive Restricted Share Units, and (ii) if the Common Shares issuable pursuant to the Restricted Share Units have not been registered under the 1933 Act, either (A) the Participant is not in the United States or a U.S. Person, nor is the Participant acquiring the Restricted Share Units for the benefit of a person in the United States or a U.S. Person, or (B) an exemption from the registration requirements of the 1933 Act and all applicable state securities laws is available and the Participant has provided evidence satisfactory to the Corporation to such effect. The Corporation may condition awards and elections under the Plan upon receiving from the undersigned such representations and warranties and such evidence of registration or exemption under the 1933 Act and all applicable U.S. state securities laws as is satisfactory to the Corporation, acting in its sole discretion.

In the event of any inconsistency between the terms of this Restricted Share Unit Agreement and the Plan, the terms of the Plan shall prevail unless otherwise determined in the Plan.

Draganfly Inc.

Authorized Signatory	Signature of Participant

Name of Participant

Exhibit B

[Insert if the underlying Common Shares have not been registered under the 1933 Act:

THE options AND THE optioned shares HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) OR ANY U.S. STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS UNLESS SUCH SECURITIES ARE REGISTERED UNDER THE 1933 ACT AND ALL APPLICABLE U.S. STATE SECURITIES LAWS, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND ALL APPLICABLE U.S. STATE SECURITIES LAWS ARE AVAILABLE. THE TERMS “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED IN REGULATION S UNDER THE 1933 ACT.]

Option Agreement

Notice is hereby given that, effective this ________ day of ________________, __________ (the “Effective Date”) Draganfly Inc. (the “Corporation”) has granted to ___________________________________________ (the “Participant”), Options to acquire ______________ Common Shares (the “Optioned Shares”) up to 4:30 p.m. Pacific Time on the __________ day of ____________________, __________ (the “Option Expiry Date”) at an exercise price of Cdn$____________ per Optioned Share pursuant to the Corporation’s Share Compensation Plan (the “Plan”), a copy of which is attached hereto.

Optioned Shares may be acquired as follows:

(f)	[insert vesting provisions, if applicable]; and

(g)	[insert hold period when required].

The grant of the Options evidenced hereby and the Option Expiry Date thereof, is made subject to the terms and conditions of the Plan. The Participant agrees that he/she may suffer tax consequences as a result of the grant of these Options, the exercise of the Options and the disposition of Optioned Shares. The Participant acknowledges that he/she is not relying on the Corporation for any tax advice and has had an adequate opportunity to obtain advice of independent tax counsel.

The Participant represents and warrants to the Corporation that (i) under the terms and conditions of the Plan the Participant is a bona fide Eligible Person (as defined in the Plan) entitled to receive Options, and (ii) if the Common Shares issuable pursuant to the Restricted Share Units have not been registered under the 1933 Act, either (A) the Participant is not in the United States or a U.S. Person, nor is the Participant acquiring the Options or any Optioned Shares for the benefit of a person in the United States or a U.S. Person, or (B) an exemption from the registration requirements of the 1933 Act and all applicable state securities laws is available and the Participant has provided evidence satisfactory to the Corporation to such effect. The Participant understands that the Options may not be exercised in the United States or by or on behalf of a U.S. Person unless the Options and the Option Shares have been registered under the 1933 Act or are exempt from registration thereunder. The Corporation may condition the exercise of the Options upon receiving from the Participant such representations and warranties and such evidence of registration or exemption under the 1933 Act and all applicable state securities laws as is satisfactory to the Corporation, acting in its sole discretion.

In the event of any inconsistency between the terms of this Option Agreement and the Plan, the terms of the Plan shall prevail.

Draganfly Inc.

Authorized Signatory	Signature of Participant

Name of Participant

Exhibit C

Notice of OPTION EXERCISE

TO:	Draganfly Inc. (the “Corporation”)

FROM:

DATE:

The undersigned hereby irrevocably gives notice, pursuant to the Corporation’s Share Compensation Plan (the “Plan”), of the exercise of the Options to acquire and hereby subscribes for:

[check one]

☐	(a)	all of the Optioned Shares; or

☐	(b)	_______________ of the Optioned Shares,

which are the subject of the Option Agreement attached hereto.

Calculation of total Exercise Price:

(i)	number of Optioned Shares to be acquired on exercise __________ Optioned Shares

(ii)	multiplied by the Exercise Price per Optioned Share:	$ __________

TOTAL EXERCISE PRICE, enclosed herewith (unless this is a cashless exercise):		$ __________

A.	☐	The undersigned (i) at the time of exercise of these Options is not in the “United States” or a “U.S. Person” (as such terms are defined in Regulation S under the United States Securities Act of 1933, as amended (the “1933 Act”) and is not exercising these Options on behalf of a person in the United States or U.S. Person and (ii) did not execute or deliver this Notice of Option Exercise in the United States.

B.	☐	The undersigned has delivered an opinion of counsel of recognized standing or other evidence in form and substance satisfactory to the Corporation to the effect that an exemption from the registration requirements of the 1933 Act, and applicable state securities laws is available for the issuance of the Optioned Shares.

C.	☐	The Optioned Shares have been registered under the 1933 Act.

Note: The undersigned understands that unless Box A or C is checked, the certificates representing the Optioned Shares will bear a legend restricting transfer without registration under the 1933 Act and applicable state securities laws unless an exemption from registration is available.

Note: Certificates representing Optioned Shares will not be registered or delivered to an address in the United States unless Box B or C above is checked.

Note: If Box B is checked, any opinion or other evidence tendered must be in form and substance satisfactory to the Corporation. Holders planning to deliver an opinion of counsel or other evidence in connection with the exercise of Options should contact the Corporation in advance to determine whether any opinions to be tendered or other evidence will be acceptable to the Corporation.

I hereby:

☐	(a)	unless this is a cashless exercise, enclose a cheque payable to “[●]” for the aggregate Exercise Price plus the amount of the estimated Withholding Obligations and agree that I will reimburse the Corporation for any amount by which the actual Withholding Obligations exceed the estimated Withholding Obligations; or

☐	(b)	advise the Corporation that I am exercising the above Options on a cashless exercise basis, in compliance with the procedures established from time to time by the Administrators for cashless exercises of Options under the Plan. I will consult with the Corporation to determine what additional documentation, if any, is required in connection with my cashless exercise of the above Options. I agree to comply with the procedures established by the Corporation for cashless exercises and all terms and conditions of the Plan. Please prepare the Optioned Shares certificates, if any, issuable in connection with this exercise in the following name(s):

_____________________________________________________

______________________________________________________

Signature of Participant

Name of Participant

Letter and consideration/direction received on ________________, 20 _____.

[●]

By:
[Name]
[Title]